Exhibit (2)

                          The Sagemark Companies, Ltd.
           1285 Avenue of the Americas, 35th Floor, New York, NY 10019
                    telephone 212.554.4219 - fax 212.554.4258



                                 March 28, 2001


Premier P.E.T. Imaging International, Inc.
2300 Glades Road, Suite 100-W
Boca Raton, FL 33431

        Re: Sagemark Acquisition of Premier P.E.T. Imaging International, Inc.
            ------------------------------------------------------------------

Gentlemen:

     This letter (the "Letter of Intent") will serve to confirm our understanding regarding the principal terms and conditions of the proposed acquisition of Premier P.E.T. Imaging International, Inc. and Premier Cyclotron International Corp. by The Sagemark Companies Ltd. This Letter of Intent does not contain all of the terms and conditions to be negotiated and agreed upon between the parties hereto with respect to such acquisition but is, to the extent provided herein, intended to be binding upon the parties hereto. The principal terms and conditions of our understanding and agreement with respect to such acquisition are as follows:

1. Parties to the Transaction. Premier P.E.T. Imaging International, Inc., a Delaware corporation with offices at 2300 Glades Road, Suite 100-W, Boca Raton, Florida 33431("Premier"), a corporation owned by the Selling Stockholders (hereinafter defined), was formed to own and operate outpatient diagnostic imaging centers (the "PET Centers") throughout the United States utilizing positron emission tomography scanning equipment ("PET Scanning Equipment"). Premier Cyclotron International Corp., a Delaware corporation with offices at 2300 Glades Road, Suite 100-W, Boca Raton, Florida 33431("PCI"), a corporation also owned by the Selling Stockholders, was formed to own and operate equipment which manufactures FDG and other radioisotopes utilized in the diagnostic imaging procedures performed by the PET Scanning Equipment.

      Premier intends to own and operate the PET Centers through separate wholly owned subsidiary corporations. It intends to establish the first three PET Centers in Wichita, Kansas and at two other locations to be identified prior to or after the Closing Date (hereinafter defined). As of the date hereof, Premier has formed, and wholly owns, Premier P.E.T. Imaging of Wichita, Inc.


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Premier P.E.T. Imaging International, Inc.
March 28. 2001
Page 2


     The Sagemark Companies, Ltd., a New York corporation with offices at 1285 Avenue of the Americas, 35th Floor, New York, New York will purchase the Sellers' Shares from the Selling Shareholders (as such terms are hereinafter defined) and will be hereafter referred to as "Purchaser" or "Sagemark".

     Dr. Stephen A. Schulman ("Schulman"), Tara Capital, Inc. ("Tara"), Robert
L. Blessey ("Blessey") and Dr. Robert McFarland ("McFarland") are hereinafter collectively referred to as the "Selling Stockholders."

2. Stock Purchase Agreement. Purchaser and the Selling Stockholders will enter into a Stock Purchase Agreement (the "Agreement"), pursuant to which Purchaser will purchase from the Selling Stockholders all of the shares of the capital stock of Premier and PCI owned by each of them (the "Sellers' Shares") in exchange for shares of the common stock of Sagemark which are hereinafter referred to as the "Sagemark Shares." The Sagemark Shares will be allocated among the Selling Stockholders as follows:

     Schulman  -    60.45% of the Sagemark Shares
     Tara      -    16.275% of the Sagemark Shares
     Blessey   -    16.275% of the Sagemark Shares
     McFarland -    7% of the Sagemark Shares

     On the Closing Date, Sagemark will issue to the Selling Stockholders an aggregate of 6,000 shares of its common stock (the "Initial Sagemark Shares").

     In addition, the Selling Stockholders will also be entitled to receive additional shares of the common stock of Sagemark (the "Additional Sagemark Shares") pursuant to the Agreement in the following amounts upon the following occurrences:

     If, and to the extent each of the first six PET Centers achieves positive EBITDA at any time during the first eighteen months of their operations, Sagemark will issue to the Selling Stockholders an aggregate of 250,000 Additional Sagemark Shares for each of such Centers.

     References herein to the term "Sagemark Shares" shall mean the Initial Sagemark Shares and the Additional Sagemark Shares.

      The transaction contemplated by the Agreement will be structured and consummated as a tax-free exchange between the parties thereto. The date of closing under the Agreement will be referred to herein as the "Closing Date."

     The Sagemark Shares will, upon the issuance thereof to the Selling Stockholders, be "restricted" securities as defined under the Federal securities laws and will be subject to the resale limitations of Rule 144 thereunder. The Selling Stockholders will have customary "piggy-back"


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Premier P.E.T. Imaging International, Inc.
March 28. 2001
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registration rights and certain demand registration rights with respect to such shares as hereinafter provided.

3. Redemption. In the event that either all of the PET Centers discontinue their operations or are adjudicated bankrupt within two years after the Closing Date, Sagemark shall have the right to repurchase from the Selling Stockholders all of the Sagemark Shares owned by them for a purchase price of One Dollar ($1.00).

4. Capital Contribution. On the Closing Date, Sagemark will provide working capital to Premier in the amount of $1,000,000, the proceeds of which will be used to establish and operate the PET Centers. To the extent required, Sagemark will guarantee Premier's obligations under any leasing or purchase agreement between Premier and the manufacturer or supplier of the PET Scanning Equipment or between Premier and any entity which provides financing for the acquisition of such PET Scanning Equipment (including DVI Financial Services, Inc.).

      As part of the foregoing commitment, Sagemark will pay any commitment or similar fee to any entity (including DVI Financial Services, Inc.) which provides a financing commitment to Premier in connection with Premier's purchase of the first PET Scanning Equipment for its first PET Center at any time after the date hereof that such fee shall become due and payable. If Premier does not execute the Agreement for any reason other than the terms thereof not being consistent with the provisions of this Letter of Intent, Premier will repay to Sagemark any such commitment or similar fee that may have been paid or advanced by Sagemark pursuant to the provisions hereof. If Sagemark does not execute the Agreement for any reason other than the terms thereof not being consistent with the provisions of this Letter of Intent, Sagemark will forfeit, as liquidated damages, its right to require Premier to repay any such commitment or similar fee that may have been paid or advanced by Sagemark pursuant to the provisions hereof.

5. Registration Rights. Subject to Sagemark's right of redemption hereinabove provided, the owners of the Sagemark Shares will be granted customary "piggy-back" registration rights with respect to the Sagemark Shares. In the event that all of the Sagemark Shares are not registered within 18 months after the Closing Date, the owners of the Sagemark Shares will have one demand registration right with respect thereto.

6. Management. On the Closing Date, Dr. Stephen A. Schulman will be the Chief Executive Officer and Chairman of the Board of Directors of Premier pursuant to a three year Employment or Management Agreement to be entered into between Dr. Schulman and Premier (the "Schulman Agreement"). Dr. Schulman shall be entitled to such compensation thereunder as shall be approved by Sagemark, provided, however, that he will not be entitled to any compensation during the first year of the term thereof.


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Premier P.E.T. Imaging International, Inc.
March 28. 2001
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7.   Conditions to Closing of Agreements.

     (a) The approval of the Agreement by the respective Boards of Directors of Sagemark, on the one hand, and Premier and PCI, on the other hand.

     (b) The absence of any material pending or threatened litigation against Sagemark, on the one hand, or Premier and PCI, on the other hand, and the absence of any liens or encumbrances on the capital stock of any of such entities.

     (c)     Execution of the Schulman Agreement.

     (d) The consummation of an agreement between Premier and DVI Financial Services, Inc. with respect to the financing for the lease or purchase of the PET Scanning Equipment for the first PET Center in Wichita, Kansas, in form and substance satisfactory to Sagemark.

     (e) The consummation of an agreement between Premier and Premier Health Systems, Inc. with respect to the lease of the first PET Center to be located in Wichita, Kansas, including construction of the facility for Premier at such site, in form and substance satisfactory to Sagemark.

     (f) Such evaluations and independent reports or opinions with respect to the transaction as Sagemark may require.

     (g) Formation of a Medical Advisory Board for Premier, the members of which will be approved by Sagemark.

     (h) Satisfactory due diligence inquiry by Sagemark of Premier and its proposed operations.

8. Public Announcements. There shall be no press release or other public announcement or disclosure of the transactions contemplated by this Letter of Intent without the prior written consent of Sagemark.

9. Brokers. There are no brokers or finders in connection with the proposed Agreements.

10. MISCELLANEOUS. This Letter of Intent (i) constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof, (ii) may only be modified or waived by an instrument in writing signed by the party to be bound thereby,
(iii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, administrators, executors, and permitted


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Premier P.E.T. Imaging International, Inc.
March 28. 2001
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assigns, and (iv) shall be governed by and construed in accordance with the internal laws of the State of New York.

     The Letter of Intent sets forth the principal terms and conditions of the proposed acquisition of Premier and PCI by Sagemark and is binding upon the parties hereto. Notwithstanding the foregoing, in the event that Sagemark is not satisfied, for any reason, with its due diligence inquiries with respect to Premier and PCI and their proposed operations at any time after the date hereof or, in the event that Sagemark does not execute the Agreement, for any reason, Sagemark shall have no obligations under this Letter of Intent or otherwise with respect to such proposed acquisition. If the foregoing accurately reflects our understanding and agreement with respect to the foregoing transaction, please execute this Letter of Intent in the space provided below and return same to the undersigned on or before March 30, 2001.

                                    Very truly yours,

                                    THE SAGEMARK COMPANIES LTD.


                                    By: /s/ EDWARD D. BRIGHT
                                        ---------------------------------------
                                        Edward D. Bright, Chairman of the Board

AGREED TO AND ACCEPTED
this 28th day of March, 2001

PREMIER P.E.T. IMAGING INTERNATIONAL, INC.


By: /s/ DR. STEPHEN SCHULMAN
    ---------------------------------
    Dr. Stephen Schulman
    Chairman of the Board and
    Chief Executive Officer


PREMIER CYCLOTRON INTERNATIONAL CORP.


By: /s/ DR. STEPHEN SCHULMAN
    ---------------------------------
    Dr. Stephen Schulman
    Chairman of the Board and
    Chief Executive Officer


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